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                    November 22, 2023

       Joseph Reitmeier
       Chief Financial Officer
       Lennox International Inc.
       2140 Lake Park Blvd.
       Richardson, TX 75080

                                                        Re: Lennox
International Inc.
                                                            Form 10-K For
Fiscal Year Ended December 31, 2022
                                                            Filed February 21,
2023
                                                            File No. 001-15149

       Dear Joseph Reitmeier:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology